Exhibit (p)(1)

Nuveen Compliance | 1 July 2026

Code of Ethics – Americas

SUMMARY AND SCOPE

What the Code is about

Helping to ensure that Nuveen and TIAA Employees place the interests of Nuveen clients ahead of their own personal interests.

Who the Code applies to and what the implications are

This Code applies to individuals in the following categories:

•	Nuveen Employees based in the US or Canada (except employees of Nuveen Natural Capital, unless the local/designated Chief Compliance Officer and Nuveen Ethics Office determine otherwise).

•	Employees of any US-registered investment adviser who are based outside the US.

•	Consultants, interns, and temporary workers based in the US or Canada whose contract length is 90 days or more, unless the Nuveen Ethics Office determines otherwise.

•	TIAA Employees, consultants, interns, and temporary workers designated as Access Persons by a Chief Compliance Officer of any Nuveen-affiliated investment adviser, fund complex, or the Nuveen Ethics Office.

Independent directors and trustees of the CREF/VA-1, Nuveen Fund Complex, and certain other Affiliated Funds have their own Code of Ethics and are not subject to this one.

For individuals who are subject to the Code, there are two designations with different implications: Access Person and Investment Person.

ACCESS PERSON

All Nuveen Employees and TIAA Employees who are subject to the Code are considered Access Persons, since they have, or could have, access to non-public information about securities transactions and other investments, holdings, or recommendations for Affiliate-Advised Accounts or Portfolios.

Key characteristics of this designation. An individual may be considered an Access Person of multiple advisers affiliated with Nuveen, or of only one. If your regular duties give you access to non-public information, or you are an officer of a Nuveen sponsored or branded fund, your personal trading is generally monitored only against the trading activity of the specific adviser(s) or Affiliated Funds with which you are involved. For other employees, personal trading is typically monitored against the trading activities of all Nuveen US advisers.

You will generally not be permitted to execute transactions in a security on any day when an Affiliate-Advised Account or Portfolio managed by the adviser(s) that you are monitored against has a pending buy or sell order for that security at the time of your pre-clearance request.

INVESTMENT PERSON

An Access Person who meets any of the following criteria will in addition be considered an Investment Person:

•	The Access Person is a Portfolio Manager, Research Analyst or Research Assistant, or they otherwise participate in making recommendations or decisions concerning the purchase or sale of securities in any Affiliate-Advised Account or Portfolio.

•	The Access Person has been designated an Investment Person by the Chief Compliance Officer of any Nuveen-affiliated investment adviser or by the Nuveen Ethics Office.

Key characteristics of this designation. The vast majority of Investment Persons are employees of Nuveen’s investment advisers.

An Investment Person is prohibited from transacting in securities during the period starting 7 calendar days before, and ending 7 calendar days after, any trade in an Affiliate-Advised Account or Portfolio for which he/she has responsibility. In addition, an Investment Person’s personal transactions will be reviewed for conflicts in the period starting 7 calendar days before, and ending 7 calendar days after, all trades by their associated investment adviser(s). In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profit as determined by the Nuveen Ethics Office. These consequences can apply regardless of whether the trade was pre-cleared.

The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser(s) for which they have been designated an Investment Person.

Important to understand

Some of our affiliated investment advisers may have supplemental policies of their own that impose additional rules on the same topics covered in this Code. Check with your manager or local/designated Chief Compliance Officer if you have questions.

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Personal trading is a privilege, not a right. Nuveen and TIAA Employees are expected to follow the law and adhere to the highest standards of behavior—including with respect to personal trading. Any violation of the Code could have severe adverse effects on you, your co-workers, and Nuveen. You may be held personally liable for your conduct and be subject to fines, regulatory sanctions, and even criminal penalties, and any violation could result in termination of employment.

Because Nuveen can restrict your trading or take actions such as forcing you to hold a position or to disgorge profits, personal trading carries risks beyond normal market risks.

Some requirements in this Code apply to Household Members. Each Household Member (see “Terms with Special Meanings” below) is subject to the same personal trading restrictions and requirements that apply to his/her related Nuveen and TIAA Employees.

The Code does not address every ethical issue that might arise. If you have any doubt at all after consulting the Code, contact the Nuveen Ethics Office for direction.

The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer (such as a client or regulator).

You are expected to follow the Code both in letter and in spirit. Literal compliance, such as pre-clearing a transaction, does not necessarily protect you from liability for conduct that violates the spirit of the Code. If you have questions about how to comply with this Code, consult the Nuveen Ethics Office.

WHO TO CONTACT Nuveen Ethics Office (Americas) nuveenethicsoffice@nuveen.com

TERMS WITH SPECIAL MEANINGS

Within this policy, these terms are defined as follows:

Affiliate-Advised Account or Portfolio Any Affiliated Fund, or any portfolio or client account advised or sub-advised by Nuveen.

Affiliated Fund Any TIAA, CREF, or Nuveen branded or sponsored open-end fund, closed-end fund, or Exchange Traded Fund (ETF), and any third-party fund advised or sub-advised by Nuveen.

Automatic Investment Plan Any program, such as a dividend reinvestment plan (DRIP), under which investment account purchases or withdrawals occur according to a predetermined schedule and allocation.

Beneficial Ownership Any interest by which you or any Household Member—directly or indirectly—derives a monetary benefit from purchasing, selling, or owning a security or account, or exercises investment discretion.

You have Beneficial Ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you or any Household Member exercises or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrangements.

Code This Code of Ethics.

Crypto Asset Any digital representation of value that is recorded on a cryptographically secured distributed ledger or blockchain technology. Crypto Assets for purposes of this Code include Digital Commodities, Digital Collectibles, Digital Tools, Stablecoins, and Tokenized Securities.

Crypto System A blockchain or similar distributed ledger technology network – “crypto network”; or a software application running on a crypto network – “crypto application”.

Digital Collectibles Crypto Assets that are designed to be collected and/or used and may represent or convey rights to artwork, music videos, trading cards, in-game items, or representations or references to internet memes, characters, current events, or trends, among others. Digital Collectibles are not securities.

Digital Commodities Crypto Assets that are intrinsically linked to and deriving value from the programmatic operation of a functional Crypto System, as well as supply and demand dynamics, rather than the expectation of profits from the essential managerial efforts of others (e.g., Bitcoin, Ether, Solana, XRP). Digital Commodities are not securities.

Digital Tools Crypto Assets that perform a practical function such as a membership, ticket, credential, title instrument, or identity badge (e.g., Ethereum Name Service domain names). Digital Tools are not securities.

Domestic Partner An individual who is neither a relative of nor legally married to a Nuveen Employee, but shares a residence and is in a mutual commitment similar to marriage with such Nuveen Employee.

Eligible Stablecoins There are two types of Stablecoins that the SEC does not consider to be securities – Covered Stablecoins (defined in SEC Statement on Stablecoins issued April 4, 2025) and Payment Stablecoins issued by a Permitted Payment Stablecoin Issuer (both defined in Section 2 of the GENIUS Act). All other Stablecoins are prohibited under the Code.

Event Contract Also known as a prediction or information contract, is a derivative contract whose payoff is based on the occurrence, non-occurrence, or outcome of a specified event such as regulatory decisions, election results, recession speculation, or economic indicator release (e.g., GDP growth or unemployment rate, CPI, etc.). Event Contracts do not include options and futures contracts otherwise permitted under the Code (e.g., index options, index futures, equity options).

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TERMS WITH SPECIAL MEANINGS (Continued)

Federal Securities Laws The applicable portions of any of the following laws, as amended, and of any rules adopted under them by the Securities and Exchange Commission or the Department of the Treasury:

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Securities Act of 1933.

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Securities Exchange Act of 1934.

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Investment Company Act of 1940.

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Investment Advisers Act of 1940.

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Sarbanes-Oxley Act of 2002.

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Title V of the Gramm-Leach-Bliley Act.

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The Bank Secrecy Act.

Household Member Any of the following who reside, or are expected to reside for at least 90 days a year, in the same household as a Nuveen Employee:

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Spouse or Domestic Partner.

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Sibling.

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Child, stepchild, grandchild.

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Parent, stepparent, grandparent.

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In-laws (mother, father, son, daughter, brother, sister).

Independent Director Any director or trustee of an Affiliated Fund who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended.

Managed Account Any account, including robo-advised accounts, in which you or a Household Member has Beneficial Ownership and for which you have delegated full investment discretion in writing to a third- party broker or investment manager.

Nuveen Nuveen, LLC and all of its direct or indirect subsidiaries worldwide.

Nuveen Employee Any full- or part-time employee of Nuveen, and any consultants, interns, or temporary workers designated by the Nuveen Ethics Office.

Private Placement Any offering exempt from registration under the Securities Act of 1933, such as a private equity investment, hedge fund, or limited partnership. Private investments in public equity (PIPEs) and Tokenized Private Securities are also considered Private Placements.

Reportable Account Any account for which you or a Household Member has Beneficial Ownership AND in which securities can be bought, sold, or held. This includes, among others:

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All brokerage, IRA, custodial, and trust accounts.

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All Managed Accounts.

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All 529 College Savings Plan accounts.

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Any TIAA 401(k) plan account.

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Any 401(k) plan account that permits transactions in any Reportable Security.

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Any direct holding in an Affiliated Fund.

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Any health savings account (HSA) that permits the purchase of any security.

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Any employee stock purchase plan (ESPP) or employee stock ownership plan (ESOP).

The following are NOT considered Reportable Accounts:

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Charitable giving accounts.

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Accounts held directly with a mutual fund complex or mutual fund-only platform and not held at a bank or broker-dealer, in which open-end, non-Affiliated Funds are the only possible investment.

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Any cash management account with a broker in which a security cannot be purchased or sold.

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Any account whose investment options are limited solely to Crypto Assets.

Reportable Security Any security EXCEPT:

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Direct obligations of the US government (indirect obligations, such as Fannie Mae and Freddie Mac securities, are reportable).

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Certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt (including repurchase agreements).

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Money market funds.

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Open-end funds that are not Affiliated Funds.

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Note that closed-end funds and Exchange Traded Funds (ETFs) are Reportable Securities.

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Note that Digital Commodities, Digital Collectibles, Digital Tools, and Eligible Stablecoins are not considered to be securities and, for purposes of the Code, are therefore not reportable.

Reportable Transaction Any transaction involving a Reportable Security EXCEPT:

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Transactions in Managed Accounts. Section 16 Persons: Transactions involving Nuveen closed-end funds in any of your Managed Accounts are reportable.

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Transactions under an Automatic Investment Plan; note that transactions that override the pre-set schedule or allocation are reportable.

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Dividends.

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Interest Accrued.

Section 16 Person Section 16 of the Exchange Act and the rules thereunder impose certain obligations on persons specified in section 30(h) of the Investment Company Act of 1940, as well as insiders of any public company that trades on a national stock exchange (such as a Nuveen closed-end fund). For purposes of Section 16, an “insider” is:

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A director of a public company.

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A designated officer of a public company.

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A person who beneficially owns 10% or more of any class of equity security that is registered under Section 12 of the Exchange Act.

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A portfolio manager of a Nuveen closed-end fund.

Persons subject to Section 16 include, but are not limited to, portfolio managers of the Nuveen closed-end funds.

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TERMS WITH SPECIAL MEANINGS (continued)

Stablecoins Crypto Assets that are designed to maintain a stable value relative to a reference asset, such as the US dollar or another fiat currency, or a commodity like gold, or a pool or basket of assets. Stablecoins generally are designed to track the value of the reference asset on a one-for-one basis. There are many types of stablecoins, but only two categories that have been expressly determined not to be securities under current regulatory guidance and defined collectively herein as Eligible Stablecoins.

TIAA Employee Any full- or part-time employee of TIAA, and any consultants, interns, and temporary workers designated by the Nuveen Ethics Office.

Tokenized Public Security A tokenized publicly traded equity or fixed income security is a digital security that represents a publicly traded stock, bond or other debt instrument that has been converted into digital format and recorded on a blockchain or similar distributed ledger. Examples include, but are not limited to, tokenized shares of publicly traded companies (such as a tokenized share of Apple or Tesla) and tokenized versions of publicly traded bonds or other debt instruments, offered on platforms such as Coinbase or Kraken.

Tokenized Private Security A private security – including without limitation, a private equity interest, a limited partnership interest, restricted stock, or any other private placement instrument – that is represented as or formatted in the form of a crypto asset recorded on a blockchain or similar distributed ledger.

MATERIAL NON-PUBLIC INFORMATION

In addition to the personal trading restrictions described above, employees are subject to strict obligations regarding Material Non-Public Information. The following section summarizes these obligations; employees should also refer to the Nuveen Material Non-Public Information and Insider Trading Policy for comprehensive guidance.

What is Material Non-Public Information?

Material Non-Public Information is defined as information regarding any security, securities-based derivatives or issuer of a security that is both material and non-public. Information is material if both of the following are true:

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A reasonable investor would likely consider it important when making an investment decision.

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Public release of the information would likely affect the price of a security.

Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing or other periodic communication.

Restrictions and requirements

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Any time you think you might have, or may be about to, come into possession of Material Non-Public Information (whether in connection with your position at Nuveen or TIAA or not), alert the Nuveen Ethics Office. Alternatively, you may alert your local/designated CCO or

Legal office, who in turn must promptly notify the Nuveen Ethics Office. Follow the instructions you are given.

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Until you receive further instructions from the Nuveen Ethics Office, your local/designated CCO, or Legal, do not take any action in relation to the information, including trading or recommending the relevant securities or communicating the information to anyone else.

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Never make decisions on your own regarding potential Material Non-Public Information, including whether such information is actually Material Non-Public Information or what steps should be taken.

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If the Nuveen Ethics Office, your local/designated CCO and/or Legal determine that you have Material Non-Public Information:

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Do not buy, sell, gift, or otherwise dispose of the issuer’s securities, whether on behalf of an Affiliate-Advised Account or Portfolio, yourself, or anyone else.

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Do not in any way recommend, encourage, or influence others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Material Non-Public Information.

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Do not communicate the Material Non-Public Information to anyone, whether inside or outside Nuveen, except in discussions with the Nuveen Ethics Office and Legal and as expressly permitted by any confidentiality agreement or supplemental policies and procedures of your business unit.

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GENERAL RESTRICTIONS AND REQUIREMENTS

BASIC PRINCIPLES

1.	Never abuse a client’s trust, rights, or interests.

This means you must never do any of the following:

•	Engage in any plan or action, or use any device, that would defraud or deceive a client.

•	Make any material statements of fact that are incorrect or misleading, either as to what they include or omit.

•	Engage in any manipulative practice.

•	Use your position (including any knowledge or access to opportunities you have gained by virtue of your position) to personal advantage or to a client’s disadvantage. This would include, for example, front-running or tailgating (trading directly before or after the execution of a large client trade order), or any attempt to influence a client’s trading to enhance the value of your personal holdings.

•	Conduct personal trading in any way that could be inconsistent with your fiduciary duties to a client (even if it does not technically violate the Code).

2.	Handle conflicts of interest appropriately. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty.

3.	Keep confidential information confidential. Always properly safeguard any confidential information you obtain in the course of your work. This includes confidential information related to any of the following:

•	Any Affiliate-Advised Account or Portfolio and any other financial product offered or serviced by Nuveen.

•	New products, product changes, or business initiatives.

•	Past, current, and prospective clients, including their identities, investments, and account activity.

“Keeping information confidential” means using discretion in disclosing information as well as guarding against unlawful or inappropriate access by others.

This includes:

•	Making sure no confidential information is visible on your computer screen and desk when you are not there.

•	Not sharing passwords with others.

•	Using caution when discussing business in any location where your conversation could be overheard. Confidential information may be released only as required by law or as permitted under the applicable privacy policy(ies). Consult the Nuveen Ethics Office or your local/designated CCO before releasing any confidential information.

4.	Handle Material Non-Public Information properly. Follow all terms described in “Material Non-Public Information” above. Be aware that any failure to handle such information properly is a serious offense and may lead to disciplinary action from Nuveen or TIAA as well as serious civil or criminal liability.
5.	Comply with Federal Securities Laws. Any violation of these laws is punishable as a violation of the Code.

6.	Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations.

7.	Promptly alert the Nuveen Ethics Office or your local/designated CCO of any actual or suspected wrongdoing. Examples of wrongdoing include violations of the Federal Securities Laws, misuse of corporate assets, misuse of confidential information, or other violations of the Code. If you prefer to report confidentially, call the TIAA Confidential Helpline at 1-877-774-6492. Note that failure to report suspected wrongdoing in a timely fashion is itself a violation of the Code.

PRE-CLEARANCE AND HOLDING REQUIREMENTS

8.	Pre-clear any trade in Reportable Securities, including certain Affiliated Funds (see box on next page for additional information).

If your trade requires pre-clearance, request approval through the StarCompliance system (StarCompliance)
before you or any Household Member place an order to buy or sell any Reportable Security. Any approval you receive expires at the end of the day it was granted; however, you may place after-hours trades in international markets until 11:59 PM local time on that day. When requesting pre-clearance, follow this process:

•	Request pre-clearance on the same day you want to trade, during standard US trading hours (9:30 AM to 4:00 PM ET). Be sure your pre-clearance request is accurate as to security and direction of trade.

•	Wait for approval to be displayed before trading. If you receive approval, you may only trade that same day, and only within the scope of approval. If you do not receive approval, do not trade.

•	Place day orders only. Do not place good-till-canceled orders or limit orders that expire beyond the day of pre-clearance approval. You may place orders for an after-hours trading session or in foreign markets using that day’s pre-clearance approval, but you must not place any order that could remain open into the next day’s trading session.

9.	Hold positions in securities that are subject to pre-clearance for 60 calendar days, or be prepared to forfeit any gains. Several things to note:

•	You may be required to surrender any gains realized (net of commissions) through a violation of this rule.

•	The 60-day holding requirement is tested on a last-in-first-out basis, across all of your holdings (not just within individual accounts).

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•	The 60-day holding requirement extends to any options or other transactions that may have the same effect as a purchase or sale, and to all Reportable Securities except Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs), Unit Investment Trusts (UITs), and open-end Affiliated Funds. Note that trading in single-stock ETFs, options on single-stock ETFs, and single-stock futures is prohibited.

•	Closed-end funds, including Nuveen branded or sponsored closed-end funds, are subject to the 60-day holding requirement.

•	You may sell the security on the 60th day after purchase, provided you obtain pre-clearance or an approved exemption applies.

•	You may re-purchase a security immediately after executing a sale of that same security subject to pre-clearance approval, which will trigger a new 60 calendar day holding period.

•	You may close a position at a loss at any time provided pre-clearance approval has been obtained, or an approved exemption applies. If your pre-clearance has been denied, it is advisable that you contact the Nuveen Ethics Office if you are seeking to sell at a loss within 60 days of your purchase. Note that if there are conflicts with any other provisions of the Code, your pre-clearance denial will not be overridden.
10.	Comply with trading restrictions described in the prospectuses for all Affiliated Funds. This includes restrictions on frequent trading in shares of any open-end Affiliated Fund.

11.	Pre-clear any transaction in a Managed Account that involves your influence. You must also immediately consult with the Nuveen Ethics Office to discuss whether the account in question can properly remain classified as a Managed Account.

12.	Obtain the required approvals before any transaction in a Private Placement, including PIPEs and Tokenized Private Securities. Participation and approval for all transactions in Private Placements advised or sub-advised by Nuveen, is facilitated by the Nuveen Employee Investment Program (NuveenEIP@nuveen.com).

For all other Private Placements, you must obtain approval for initial and subsequent commitments to invest but not sales/redemptions. Be aware that sales/redemptions are Reportable Transactions. Approval is required even if the investment is made in a Managed Account.

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WHAT NEEDS TO BE PRE-CLEARED

Pre-clearance required

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All actively initiated trades in Reportable Securities, except those listed here under “Pre-clearance not required.”

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Note that all closed-end funds, regardless of the underlying investments or fund structure (e.g. trust), including Nuveen-branded or -sponsored closed-end funds, require pre-clearance.

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The sale of restricted stock or employee stock options accrued during prior employment or a Household Member’s employment require pre-clearance. If pre-clearance is denied, you may contact the Nuveen Ethics Office to request reconsideration.

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You may liquidate a position recently acquired through inheritance or a spin-off, subject to pre-clearance approval. If your pre-clearance is denied, you may contact the Nuveen Ethics Office to seek an exemption.

Be aware that pre-clearance can be withdrawn even after it has been granted, and even after you have traded, if Nuveen later becomes aware of Affiliate-Advised Account or Portfolio trades whose existence would have resulted in denial of pre-clearance. In these cases, you may be required to reverse a trade and/or forfeit an appropriate portion of any profit, as determined by the Nuveen Ethics Office.

Be aware that trades initiated by a broker to address the financial standing of an account can result in violations and will generally not be protected by the Code’s “actively initiated trade” language for trades requiring pre-clearances. Examples include, but are not limited to, brokers initiating trades in margin accounts, brokers initiating trades to cover account fees, and brokers initiating trades to remediate a minimum or negative cash balance in an account.

Pre-clearance not required

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Shares of any open-end mutual fund (including open-end Affiliated Funds).

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ETFs, ETNs, UITs (including options on ETFs and ETNs). Note that trading in single-stock ETFs, options on single-stock ETFs, and single-stock futures are prohibited.

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CDs and commercial paper.

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Securities acquired or disposed of through actions outside your control or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments, stock splits, mergers, spin-offs, or rights subscriptions.

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The automatic exercise or liquidation by an exchange of a derivative instrument upon expiration or the delivery of securities pursuant to a written option that is exercised against you, and the assignment of options.

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Sales pursuant to a bona fide tender offer.

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Trades made through an Automatic Investment Plan that have been disclosed to the Nuveen Ethics Office in advance.

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Trades in a Managed Account (except that you must pre-clear any trades that involve your influence, any initial purchases of Private Placements, purchases in any security in an initial public offering, any sales or redemptions of Private Placements that are branded, sponsored, advised or sub-advised by Nuveen, and, if you are a Section 16 Person, and any trades in Nuveen closed-end funds).

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Foreign currencies, including futures.

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Commodity instruments.

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Index options and index futures.

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Direct investments in cryptocurrencies and other Crypto Assets that are not defined as securities.

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OTHER RESTRICTIONS

13.	Never knowingly trade any security being traded or considered for trade by any Affiliate-Advised Account or Portfolio. This applies broadly to all employee transactions in securities, including those that are exempt from pre-clearance, and also includes equivalent or related securities.

For example, if a company’s common stock is being traded, you may face restrictions on trading any of the company’s debt, preferred, or foreign equivalent securities, and from trading or exercising any options based on the company’s securities.

14.	Always prioritize client trades over personal trades. Your fiduciary duties to the client are far more important than your personal trading, which is a privilege and not a right. Never delay or in any way alter the timing or terms of a client trade for your personal benefit.

15.	Do not engage in trading that involves any single stock ETFs, options on single stock ETFs, or single stock futures. Do not trade any financial instrument to obtain economic exposure to an individual security that you could not otherwise trade directly.

16.	Do not enter into any Event Contract involving any company, financial market, or economic indicator or forecast (such as recession likelihood or GDP growth) using an online prediction market platform (e.g. Kalshi, Polymarket, Augur) or any other means. This restriction does not apply to Event Contracts related to sports, politics, culture, or other events not previously defined as prohibited.

17.	Do not engage in uncovered short sales of individual securities.

18.	Do not engage in trading that involves any Tokenized Public Security. You are prohibited from transacting in tokenized versions of any publicly traded equity or fixed income security, regardless of the platform or mechanism through which such instruments are held or traded.

19.	Do not engage in trading that involves any Stablecoins unless they meet the definition of Eligible Stablecoins. Stablecoins that do not qualify as Eligible Stablecoins may or may not constitute securities, depending on the specific facts and circumstances of their issuance and structure, and are therefore prohibited. If you are uncertain as to whether a particular Stablecoin you hold or intend to acquire is permitted, contact the Nuveen Ethics Office.

20.	You may trade options on individual securities, subject to the 60-day holding period. Options traded must have an expiration of at least 60 days from the date that you enter into the contract. You are not permitted to close an option at a profit within 60 days of having entered into the contract. The option contract can be closed in less than 60 days at a loss, provided pre-clearance approval has been obtained.

21.	Never participate in an investment club or similar entity.

22.	Do not engage in excessive or inappropriate trading activity. Never let personal trading interfere with your professional duties. The Nuveen Ethics Office will monitor for potentially excessive or inappropriate trading and notify your manager and your local/designated CCO for assessment.

23.	Pre-clear the sale of securities in a margin account. Margin accounts are permitted; however, you must obtain pre-clearance when selling to meet a margin call, even if the transaction is initiated by a broker.

24.	Never purchase an IPO without advance approval. This includes Managed Accounts. Equity IPO participation is generally prohibited but approval may be granted in special circumstances, such as when:

•	You already have equity in the company and are offered shares.

•	You are a policy holder or depositor in a company that is demutualizing.

•	A Household Member has been offered shares as an employee.

Purchases of initial offerings of SPACs, fixed income securities, convertible securities, preferred securities, open- and closed-end funds, commodity pools, and secondary equity offerings are generally permitted subject to pre-clearance in StarCompliance.

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REPORTING REQUIREMENTS

UPON BECOMING AN EMPLOYEE

25.	Within 10 calendar days of starting at Nuveen or TIAA, acknowledge receipt of the Code. This includes certifying that you have read the Code, understand it, recognize that you are subject to it, have complied with all of its applicable requirements, and have submitted all Code-required reports.

26.	Within 10 calendar days of starting at Nuveen or TIAA, use StarCompliance to report all of your Reportable Accounts and holdings in Reportable Securities.

A)	Report all Reportable Accounts using StarCompliance within 10 calendar days of starting at Nuveen or TIAA, making sure that you include information about the broker, dealer, or bank through which the account is held and the type of account. You must also upload the most recent statement in StarCompliance for each Reportable Account.

B)	If your account is not held with an approved broker or is not feed eligible as described in item 28 below, you must manually input an initial holding in StarCompliance for each Reportable Security within 10 calendar days of starting at Nuveen or TIAA. For Reportable Accounts held with an approved broker that are feed-eligible, the statement upload will fulfill your initial holdings reporting and manual entry is not required unless you wish to sell a Reportable Security prior to the establishment of the account’s electronic feed in StarCompliance. Note that pre-clearance is still required regardless of whether the account’s electronic feed has been established in StarCompliance. For each Reportable Security, provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and the principal amount (dollar value).

Note the following:

•	This information must be no older than 45 calendar days before your first day of employment.

•	TIAA retirement plan accounts (other than those of Household Members) and TIAA HSAs administered by HealthEquity are not required to be manually added to StarCompliance as they are automatically added.

•	There are separate procedures for Managed Accounts, as described below in item 30.

27.	Within 10 calendar days of starting at Nuveen or TIAA, report all current investments in Private Placements (limited offerings). Limited offerings are Reportable Securities.

28.	Within 30 calendar days of starting at Nuveen or TIAA, move or close any Reportable Account that is not at an approved firm. This does not include Reportable Accounts that are commonly not feed-eligible, such as 401(k)s/403(b)s, HSAs, ESPP/ESOPs, Pension/Annuity accounts, or 529 plans. See the definition of “Reportable Account” above and contact the Nuveen Ethics Office if you are unsure whether your account must be held with an approved firm. The list of approved firms is maintained by the Nuveen Ethics Office and is available in the document library of StarCompliance.

Under very limited circumstances, it may be possible to obtain a waiver to keep a Reportable Account at a non-approved firm. Examples include:

•	An account owned by a Household Member who works at another financial firm with comparable restrictions.

•	An account that holds securities that cannot be transferred.

•	An account that cannot be moved because of a trust agreement.

To apply for an exception, complete the Approved Broker Exception Request Form in StarCompliance. For any account granted an exception, you are required to upload statements for the account in StarCompliance at least quarterly for the entire reporting period and manually enter all Reportable Transactions in StarCompliance within 5 days of execution.

Consultants, temporary workers, and employees based outside of the US are generally not required to move or close Reportable Accounts.

29.	Within 30 calendar days of starting at Nuveen or TIAA, seek approval to liquidate any securities held prior to starting at Nuveen or TIAA that you do not wish to continue to hold. If you wish to liquidate securities that you held prior to joining Nuveen or TIAA, seek approval by contacting the Nuveen Ethics Office within 30 calendar days of starting at Nuveen or TIAA. If you do not liquidate securities during this time, you will generally forfeit this special consideration for liquidation and your trade requests to sell shares in these securities may be denied in the future.

WHEN OPENING ANY MANAGED ACCOUNT

30.	Get pre-approval for any new Managed Account before any trading activity commences and report the account within 10 calendar days of the date you or a Household Member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event. Using the appropriate form, which may be accessed in StarCompliance, provide representations that support the classification of the account as a Managed Account. For an account to be classified as a Managed Account, the account owner must have no direct or indirect influence or control

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over the securities in the account. The form must be signed by the account’s broker or investment manager and by all account owners. The broker or investment manager may provide a Managed Account agreement or letter which substantiates the account as managed in lieu of signing the form. You may be asked periodically to confirm these representations or submit an updated form to confirm such.

Note that upon request, you are also responsible for providing duplicate statements for the Managed Account to the Nuveen Ethics Office.

WHEN OPENING ANY NEW REPORTABLE ACCOUNT

31.	Report any new Reportable Account, including Managed Accounts. Do this in StarCompliance within 10 calendar days of the date you or a Household member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event.

EVERY QUARTER

32.	Within 30 calendar days of the end of each calendar quarter, verify in StarCompliance that all Reportable Transactions made during that quarter have been reported. StarCompliance will display all transactions of yours for which it has received notice (except transactions in your TIAA pension and retirement plan accounts, which are accessed directly by the firm and therefore not required to be manually reported by you). For any other Reportable Transactions not displayed, or displayed inaccurately, you are responsible for making any necessary revisions in StarCompliance prior to completing your certification.

33.	You are responsible for ensuring that your Reportable Transactions are completely and accurately reflected in StarCompliance. Please carefully review all transactions displayed and correct any errors or omissions before completing your quarterly certification. Where StarCompliance has automatically populated transaction details, you must still verify that those details are accurate and complete. For each Reportable Transaction, you must provide, as applicable, the transaction date, security name and type, ticker symbol or CUSIP, interest rate (coupon) and maturity date, number of shares, price at which the transaction was effected, principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction.

34.	Within 30 calendar days of the end of each calendar quarter, attest that you have not transacted in certain prohibited instruments.

EVERY YEAR

35.	Within 45 calendar days of the end of each calendar year, acknowledge receipt of the most recent version of the Code and certify in StarCompliance as to your annual Reportable Security holdings and Reportable Accounts.

The reporting must contain the information described in item 26 above and include your certification that you have reported all Reportable Accounts, and all holdings in Reportable Securities, at year end. If any of your Reportable Accounts and/or holdings in Reportable Securities are not displayed in StarCompliance or are displayed inaccurately, you are responsible for entering adjustments and trade confirms or making any necessary revisions in StarCompliance to complete your certification.

In addition, you must affirm each year through StarCompliance that each Managed Account is properly classified as a Managed Account, for yourself and on behalf of any Household Member. This affirmation does not require broker or investment manager involvement.

You also must acknowledge any amendments to the Code that occur during the course of the year.

36.	Within 45 calendar days of the end of each calendar year, attest that you do not hold certain prohibited instruments.

ADDITIONAL RULES FOR SECTION 16 PERSONS

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Pre-clear transactions in all closed-end funds through StarCompliance. Any requests involving Nuveen closed-end funds will be reviewed by Legal.

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Pre-clear buy/sell transactions involving any Nuveen closed-end funds within your Managed Account(s).

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When selling for a gain any securities you buy that are issued by the entity of which you are a Section 16 Person, make sure it is at least 6 months after your most recent purchase of that security. This rule extends to any options or other transactions that may have the same effect as a purchase or sale and is tested on a last-in-first-out basis. You may be required to surrender any gains realized through a violation of this rule. Note that for any fund of which you are a Section 16 Person, no exception from pre-clearance is available.

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Promptly email to the appropriate contact in Legal the details of all executed transactions in Nuveen closed-end funds of which you are a Section 16 Person.

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See the Nuveen Funds Section 16 Policy and Procedures for additional information.

If you are unsure whether you are a Section 16 Person, contact Legal or the Nuveen Ethics Office.

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CODE ADMINISTRATION

Training

You will be required to participate in training on the Code when joining Nuveen or TIAA as well as periodically during the time you are subject to the Code.

Exceptions

The Code exists to prevent violations of law. The Nuveen Ethics Office may, under certain circumstances, grant waivers from a Code requirement. No waivers or exceptions that would violate any law will be granted.

Monitoring

The Nuveen Ethics Office is responsible for monitoring accounts, transactions, holdings and certifications for any violations of this Code.

Consequences of violation

Any individual who violates the Code is subject to penalty. Penalties could include, among other possibilities, a written warning, restriction of trading privileges, unwinding or reversing trades, disgorgement of trading profits, fines, and suspension or termination of employment.

Applicable rules

The Code has been adopted in recognition of Nuveen’s fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. This Code is also adopted by the Affiliated Funds advised by Nuveen Fund Advisors, LLC, TIAA-CREF Investment Management, LLC and Teachers Advisors, LLC under Rule 17j-1.

Some elements of the Code also constitute part of Nuveen’s response to Financial Industry Regulatory Authority (FINRA) requirements that apply to registered personnel of Nuveen Securities, LLC.